UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2015

ALLIED NEVADA GOLD CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

(775) 358-4455

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 10, 2015, Allied Nevada Gold Corp. (the “Company”) received a notice from the NYSE MKT LLC (the “Exchange”) that the Exchange had suspended the Company’s common stock from trading immediately and determined to commence proceedings to delist the Company’s common stock pursuant to Section 1003(c)(iii) of the NYSE MKT LLC Company Guide. The Exchange’s determination was based on the previously disclosed chapter 11 bankruptcy filings of the Company and certain of its domestic direct and indirect subsidiaries, which contemplate that the Company’s existing common stock will be extinguished pursuant to a pre-arranged plan of reorganization.

The Company does not intend to take any further action to appeal the Exchange’s decision, and therefore it is expected that the common stock will be delisted after the completion of the Exchange’s application to the Securities and Exchange Commission.

Item 8.01.	Other Events.

On March 10, 2015, the Toronto Stock Exchange (“TSX”) suspended the Company’s common stock from trading immediately while the TSX reviews the Company’s continued eligibility for listing under the TSX’s Expedited Review Process. The suspension and possible delisting are based on the chapter 11 bankruptcy filings of the Company and certain of its domestic direct and indirect subsidiaries, the Company’s financial condition and/or operating results, and whether the Company has adequate working capital and appropriate capital structure. A hearing to decide whether to delist the Company’s securities from the TSX is currently scheduled for March 16, 2015.

The Company does not intend to take any further action to appeal the TSX’s decision, and therefore it is expected that the common stock will be delisted after the completion of the TSX’s proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 16, 2015	Allied Nevada Gold Corp.

	By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President and Chief Financial Officer